UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 9, 2004

HYPERTENSION DIAGNOSTICS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2915 Waters Road, Suite 108 Eagan, Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 651-687-9999

Items 1 through 4, 6, and 8 through 12 are not applicable and therefore omitted.

ITEM 5. OTHER EVENTS.

On February 9, 2004 (the “Closing”), Hypertension Diagnostics, Inc. (“HDI”) concluded an offering (the “Offering”) of units (the “Units”) to accredited investors and unaccredited investors, with each Unit consisting of shares of HDI’s common stock (the “Common Stock”), Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and a series of six (6) purchase warrants, three (3) of which entitle the holder to acquire Series A Preferred Stock and three (3) of which entitle the holder to acquire Common Stock (the “Warrants”).

Pursuant to the Offering, HDI sold $461,370 of Units, comprised of 1,878,365 shares of Common Stock, 118,113 shares of Series A Preferred Stock, Warrants to purchase an additional 4,695,935 shares of Common Stock and warrants to purchase an additional 295,295 shares of Series A Preferred Stock (exercisable at various times and at various strike prices).   Each share of Series A Preferred Stock is initially convertible into twelve (12) shares of Common Stock

In connection with the Offering, Mark N. Schwartz, HDI’s Chief Executive Officer, was granted an irrevocable proxy for a period of 48 months to vote all of the shares previously owned and or acquired by the investors through the Offering (the “Investor Proxy”).

The Offering resulted in Mark N. Schwartz obtaining voting control (through his ownership of shares of Common Stock, Series A Preferred Stock, and pursuant to the Investor Proxy, and including voting control obtained by Mark N. Schwartz pursuant to HDI’s offering of securities described in its Form 8-K filed with the Commission on September 8, 2003) of approximately 60 percent of HDI’s voting securities.

Further, in connection with the Offering, the investors in the Offering agreed to be bound by a Voting Agreement, providing that for a period terminating upon the earlier of (i) the date such investors no longer own any shares of stock, or (ii) August 28, 2007, such investors shall vote all of their shares of stock as follows: (a) to cause HDI’s Board of Directors (the “Board”) to consist of seven (7) members, and (b) to cause the election to the Board of four (4) nominees nominated by Mark N. Schwartz.

On February 12, 2004, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the Offering.  The net proceeds from the Offering will be used primarily for working capital purposes and to expand the Company’s sales and marketing efforts of its CardioVascular Profiling Systems.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

The following is filed as an exhibit to this Report:

Exhibit No.	Description of Exhibit
99.1	Press release issued February 12, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC

By /s/ James S. Murphy
Its Senior Vice President, Finance and Administration and Chief Financial Officer
Dated: February 12, 2004